UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 1, 2010

FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-5893	13-5651322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1115 Broadway, New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 798-4700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 1, 2010, Frederick’s of Hollywood Group Inc. (“Company”) entered into an employment agreement with Thomas Rende, which provides for Mr. Rende to continue to be employed as the Company’s Chief Financial Officer for a three year term until June 1, 2013 at a base salary of $310,000 per year, a $30,000 reduction from his previous base salary.  In addition to his base salary, Mr. Rende is eligible to receive, for the fiscal years ending July 30, 2011, July 28, 2012 and July 27, 2013, a target annual incentive bonus of up to 35% of his base salary, which will be based on the Company and Mr. Rende achieving goals and objectives established by the Chief Executive Officer and approved by the compensation committee for each fiscal year. The incentive bonus for the fiscal year ending July 27, 2013 will be prorated for the partial year.  No incentive bonus will be paid to Mr. Rende for the fiscal year ending July 31, 2010.  Mr. Rende also will be eligible to receive from time to time, upon the recommendation of the Chief Executive Officer, such discretionary bonuses as the compensation committee deems appropriate.

In addition to his base salary, on June 1, 2010, the Company granted Mr. Rende a ten-year, non-qualified option to purchase 100,000 shares of common stock under the Company’s 1988 Stock Option Plan at an exercise price of $0.84 per share.  25,000 option shares will vest on each of June 1, 2011 and 2012 and 50,000 shares will vest on June 1, 2013.

Additionally, on June 1, 2010, the Company issued Mr. Rende 100,000 shares of restricted stock.  25,000 shares will vest on each of June 1, 2011 and 2012 and 50,000 shares will vest on June 1, 2013, provided that Mr. Rende is employed by the Company on each such date.

The employment agreement provides that if, during the employment term, the Company terminates Mr. Rende without “cause” or he terminates his employment for “good reason” (as such terms are defined in the employment agreement), or if the Company does not continue his employment at the end of the employment term upon substantially similar terms, the Company will be required to pay to him (i) his base salary through the end of the employment term, (ii) any bonus that would have become payable to him through the end of the employment term, (iii) the insurance benefits provided in his employment agreement through the end of the employment term, (iv) the sum of $250,000 and (v) medical coverage at the Company’s expense for one year commencing on either (a) the last day of the employment term if his employment is terminated during the employment term or (b) the date of termination if his employment is terminated after the end of the employment term; provided that medical coverage will terminate upon becoming covered under a similar program by reason of employment elsewhere.

The employment agreement provides for the Company to pay the premiums on a life insurance policy for Mr. Rende providing a death benefit of $1,000,000 to his designated beneficiary and a disability insurance policy for Mr. Rende providing a non-taxable benefit of at least $10,000 per month payable to him in the event of his disability. Under the employment Agreement, Mr. Rende is prohibited from disclosing confidential information about the Company and employing or soliciting any of its current employees to leave the Company during his employment and for a period of one year thereafter. The employment agreement does not contain any change of control provisions.

The foregoing description is qualified in its entirely by the text of the employment agreement, stock option agreement and restricted stock agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits:
10.1	Employment Agreement between the Company and Thomas Rende, dated as of June 1, 2010

10.2	Stock Option Agreement between the Company and Thomas Rende, dated as of June 1, 2010

10.3	Restricted Stock Agreement between the Company and Thomas Rende, dated as of June 1, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 3, 2010	FREDERICK’S OF HOLLYWOOD GROUP INC.

	By:	/s/ Thomas J. Lynch
Thomas J. Lynch
Chief Executive Officer